Exhibit 10.1

RELOCATION AND RETENTION AGREEMENT

This Agreement is made as of May 10, 2024, by and between Plug Power Inc. (“Employer”), and Sanjay Shrestha, an individual employed by Employer (“Employee”).

R E C I T A L S

WHEREAS, Employer desires to encourage the Employee to relocate his primary residence closer to Employer’s office location in Latham, New York to promote more efficient communication and peer engagement;

WHEREAS, Employer desires to encourage the continued dedication of Employee to Employer and to promote the stability of Employer’s management by providing certain incentives to Employee for remaining in the employ of Employer; and

WHEREAS, Employer believes it is imperative that it be able to rely upon Employee to continue in their position, and that Employer be able to receive and rely upon Employee’s advice, if it requests it, as to the best interests of Employer, and its customers, without concern that Employee might be distracted by the personal uncertainties and risks.

NOW THEREFORE, to assure Employer will have the continued dedication of Employee and the availability of their advice, to induce Employee to relocate to Employer’s headquarters, and to induce Employee to remain in the employ of Employer, and for other good and valuable consideration, Employee and Employer agree as follows:

1.

Relocation Payment.  In consideration of Employee relocating his primary residence within thirty (30) miles of Latham, New York no later than December 31, 2024 (“Relocation Date”), within ten (10) days of execution of this Agreement, Employer will pay Employee a lump sum contingent relocation payment of Five Hundred Seventy-Five Thousand Dollars ($575,000.00) (“Relocation Payment”), less applicable withholdings and deductions.  In the event Employee fails to relocate in accordance with this paragraph, Employee shall repay the gross Relocation Payment to Employer within thirty (30) days of the Relocation Date.

2.

Retention Payment.  To insure Employee remains in the employ of Employer through May 10, 2028 (“Retention Date”), within ten (10) days of execution of this Agreement, Employer will pay Employee a lump sum contingent retention payment of Five Hundred Seventy-Five Thousand Dollars ($575,000.00) (“Retention Payment”), less applicable withholdings and deductions.

3.

Claw Back.  In the event Employee’s employment with Employer terminates for Cause (as defined in Section 6(c) of the Employee’s Executive Employment Agreement dated April 16, 2019) or if the Employee terminates without Good Reason (as defined in Section 6(e) of the Employee’s Executive Employment

Agreement) before the Retention Date, Employee shall repay to Employer the applicable pre-tax portion of both the Retention Payment and Relocation Payment:

Prior to May 10, 2025	100%
Prior to May 10, 2026	75%
Prior to May 10, 2027	50%
Prior to May 10, 2028	25%

Such repayment shall be made by Employee to Employer in a single lump sum within thirty (30) days of Employee’s last day of employment with Employer.

4.

Consent to Offset. To the extent a clawback is triggered per Section 3 above, Employee agrees that any repayment due Employer under this Agreement may be deducted to the extent permitted by law from any amounts due Employee from Employer at the time of employment termination, including wages, accrued vacation pay, incentive compensation payments, bonuses and commissions, and hereby expressly authorizes such deduction(s).

5.

Enforcement.  Should Employee fail to timely repay to Employer any amounts due under this Agreement, Employee agrees to pay any and all reasonable costs incurred by Employer in collecting the amount due, including reasonable attorneys’ fees.

6.	Other Compensation and Benefits. Nothing in this Agreement is intended to alter or impact Employee’s entitlement to his base salary, incentive compensation or other benefits.

7.

Tax Liability. Employee acknowledges that Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate. Should any taxing authority challenge Employee’s treatment or characterization of the payments, Employee acknowledges Employer has no obligation whatsoever to indemnify, defend, aid, pay, or reimburse Employee for any underpayment, overpayment, penalty, or interest charge the taxing authority may assess against or claim is due from Employee.

8.

Choice of Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s rules regarding choice of law. Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York. All parties agree to be subject to the personal jurisdiction of the courts of New York.

9.

Severability.  If any provision of this Agreement shall be for any reason deemed invalid or unenforceable, it is understood and agreed that the remaining provisions of the Agreement shall be valid and enforceable.

10.

Entire Agreement.  Employee agrees that he has read and understands this Agreement and that this Agreement constitutes the entire understanding between Employee and Employer, with reference to the subject matter hereof; provided, however, that this Agreement shall not supersede Executive Employment Agreement dated April 16, 2019, which shall remain in full force and effect.

11.	Modifications. This agreement shall not be altered or amended except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date specified in the first paragraph of this Agreement.

PLUG POWER INC.

By:	/s/ Andrew Marsh
Andrew Marsh
Chief Executive Officer & President

/s/ Sanjay Shrestha
Employee